EXHIBIT 99.1

[LOGO]

MINNESOTA CORN PROCESSORS, LLC
901 NORTH HIGHWAY 59, MARSHALL, MN 56258-2744 PHONE: (507)537-2676
PRESS RELEASE

FOR RELEASE	CONTACT: L. DAN THOMPSON (507) 537-2676

MINNESOTA CORN PROCESSORS AND ARCHER-DANIELS-MIDLAND REACH
DEFINITIVE MERGER AGREEMENT

     MARSHALL, MN, JULY 11, 2002 — Minnesota Corn Processors, LLC (MCP) announced today that it has signed a merger agreement with Archer-Daniels-Midland Company (ADM). The agreement is structured as a cash-for-stock deal whereby ADM will pay to MCP shareholders a price of $2.90 for each Class A unit upon the closing of the merger. The transaction will be accomplished by MCP merging with a subsidiary of ADM.

     A proxy statement soliciting votes regarding the proposed merger is tentatively scheduled to be mailed out toward the end of July with a shareholder vote in late August. These dates, however, are not yet confirmed.

     “MCP’s board of directors have carefully analyzed this transaction and have concluded that this is an attractive offer for our shareholders. The board of directors recommends that the shareholders vote in favor of the transaction,” said Jerry Jacoby, Chairman of the board of directors of MCP. “ADM has indicated to me that they are looking forward to a long and continuous operation of the corn wet-milling plants.”

     “This proposed transaction represents the recognition of the value created by MCP in the last several years, particularly since the large financial losses in 1996 and 1997,” said L. Dan Thompson, MCP President and Chief Executive Officer. “The price of $2.90 per Class A unit represents a very significant premium over the recent market price of the Class A units which have been trading around $1.00. It is very fair from a financial perspective. Liquidity and value are two of the areas that our MCP shareholders have repeatedly asked us to address. This transaction, if approved by the voting members, will answer those two areas of concern.”

     The transaction remains subject to a number of conditions, including approval from MCP shareholders and appropriate regulatory agencies.

     Informational meetings are tentatively scheduled for the week of August 12, 2002 to provide MCP shareholders the opportunity to ask questions regarding the merger. When these dates are finalized, MCP will send out notices of the time, place and date.

     Minnesota Corn Processors, LLC is a corn wet-miller with refineries in Marshall, MN and Columbus, NE. The Company produces high-quality corn sweeteners and starch products for sale into the beverage and food industries, and owns and operates a nationwide network of 19 corn sweetener distribution terminals. In addition, the Company produces starches for sale into the paper and corrugating industries, ethanol, feed products and road de-icers. MCP is being advised in this merger by ING Financial Markets LLC and Morgan Lewins & Co. Inc. For more information, visit the company’s web site at www.mcp.net.

This press release contains or may contain certain forward-looking statements concerning the Company’s financial position, business and future prospects, in addition to other statements using words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. These statements contain certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on factors such as the following: fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general economic, business and market conditions in the various geographic regions and countries in which we manufacture and sell our products, including fluctuations in the value of local currencies and changes in regulatory controls regarding quotas, tariffs and biotechnology issues; and increased competitive and/or customer pressure in the corn refining industry. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.

- end -